Exhibit 10.u

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is entered into this date by and between AURA SYSTEMS INC., a Delaware corporation, having its principal executive office located at 2330 Utah Avenue, El Segundo, California (the "Company"), and MELVIN GAGERMAN, an individual residing at Encino, California (the "Employee").

WITNESSETH:

WHEREAS, Aura emerged from Chapter 11 bankruptcy proceedings on February 1, 2006 with Mr. Melvin Gagerman as the Company's CFO and member of the Board of Directors;

WHEREAS, Mr. Melvin Gagerman in addition to the CFO responsibility also assumed the Chief Executive Officer responsibility on or about May 25, 2006;

WHEREAS, Mr. Gagerman has been employed by the Company at will from January 2006 until this date;

WHEREAS, both the Company and Mr. Gagerman are interested in entering a formal employment agreement between the parties;

WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Employee's employment by the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

1. EMPLOYMENT; TERM; DUTIES. The Company hereby employs the Employee as Chief Executive Officer ("CEO"). The term of the Employee's employment, pursuant to this Agreement, will commence on November 1, 2006, (the "Commencement Date") and will continue through February 28, 2010, or the termination of this Agreement as described in Section 5 hereof, whichever shall occur first. At the beginning of each fiscal year commencing on March 1, 2007, this Agreement shall be automatically extended for an additional year, unless the Board notifies Employee in writing prior to commencement of the fiscal year that no additional extension will be granted under the Agreement. The Employee hereby accepts such employment, and agrees to devote his full time and effort to the business and affairs of the Company with such duties consistent with the Employee's position as may be assigned to him from time to time by the Board of Directors of the Company. Notwithstanding the foregoing, the Company acknowledges that the Employee has other business interests and ownerships as well as serving on the Boards of Directors of other companies in which the Employee is a stockholder or owner. Subject to the provisions of Sections 7 through 10 hereof, the Company acknowledges and consents to the continuation of these ownerships and relationships, provided they do

not interfere with the Employee's duties under this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to impose any obligation on the Company to continue to employ the Employee, or on the Employee to remain in the employ of the Company.

2. COMPENSATION. In consideration of all services rendered by the Employee as CEO during the term of his employment, pursuant to this Agreement, the Company will provide the Employee with the following compensation:

(a) BASE SALARY. The Company will pay the Employee a base salary at the annual rate of $360,000.00, payable periodically but no less often than semi-month substantially equal amounts, in accordance with the Company's payroll practices from time to time in effect. The Company's Board of Directors will review the Employee's base salary at least once each year and may, in its discretion, increase the Employee's base salary.

(b) BONUS. In addition to the Employee's base salary, the Employee shall be eligible to receive a bonus (a "Annual Bonus") for each fiscal year in an amount, if any, determined as follows: In each fiscal year, beginning with the fiscal year ending February 28, 2007, Employee's Annual Bonus shall be equal to the sum of (1) plus (2) as follows:

(1) $100,000 multiplied by the percentage set forth opposite each Expected Milestone set forth in the attached EXHIBIT "A", incorporated herein by reference, which is achieved for that fiscal year.

(2) Up to $100,000 at the full and sole discretion of the Board of Directors for achievements in excess of expected milestones.

If any particular Expected Milestone or Exceptional Milestone is not achieved for any fiscal year, that percentage share of the dollar amount specified in (1) or (2) above, as the case may be, shall not be payable as part of the Annual Bonus. The Expected Milestones and percentages set forth on EXHIBIT "A" may be changed by the Company's Board at any time and from time to time, but any such change shall not apply earlier than the fiscal quarter following the fiscal quarter in which such change is made by the Company and communicated to the Employee.

The Board of Directors at their own discretion may elect to give Employee an annual bonus independent of any milestones.

Any Annual Bonus owing to the Employee shall be paid within forty-five (45) days following the end of the applicable fiscal year.

(c) OPTIONS. The Company shall grant Employee 300,000 options to purchase common shares of the Company's stock for a period of 3 years at a strike price of $2.00 per share. A portion of these options equal to $100,000 shall be incentive options and the balance shall be non-qualified options. Such options shall vest at the rate of 25,000 per month of employment. These options shall have a cashless exercise provision. Notwithstanding the foregoing, the Company acknowledges that the Employee has other options previously granted.

(d) LIFE INSURANCE. The Company will assume the payments of the Employee's existing AICPA Prudential term life insurance policy during the term of the Employee's employment. The annual premium will not exceed $7,500.00. Employee shall have the right to modify the policy from time to time, by changing carriers or increasing coverage, subject to the premium limit. The Company shall pay for all costs attributable to such coverage. If the Employee's employment terminates during the term of this Agreement or at the termination of the Employee's employment pursuant to this Agreement, the Employee may assume the premium obligations of this policy, in which event the Company shall assign all its rights in the policy to the Employee. In the event the Employee desires to assume the premium obligations under this policy and at the time of the Employee's termination of employment the Company has prepaid any premiums on the policy, the Employee shall pay to the Company the amount of any prepayment attributable to any period of coverage after the Employee's termination of employment.

The Employee will receive no additional compensation for serving the Company in any other capacity, such as Chairman of the Board of Directors or any similar position.

3. EMPLOYEE BENEFITS. The Company will provide the Employee with full health and medical benefits including full medical and dental insurance including optional coverage and reimbursements for medical and dental costs not cover by the insurance up to a total of $15,000 per year for both Employee and spouse, and long term care insurance for Employee. The Employee will also be entitled to holidays, sick leave and vacation in accordance with the Company's policies as they may change from time to time, but in no event shall the Employee be entitled to less than four (4) weeks paid vacation per year. At the Employee's option all or part of the vacation may be accrued for future use up to a maximum of 3 months.

4. EXPENSES.

(a) Reimbursement for Expenses. The Company will promptly reimburse the Employee, in accordance with the Company's policies and practices in effect from time to time, for all expenses reasonably incurred by the Employee in performance of the Employee's duties under this Agreement.

(b) Expense Allowance. In addition to reimbursed expenses, Employee is entitled to $2,000.00 per month as a vehicle allowance and club dues allowance. In addition the Company will pay the initiation fees (not to exceed $8,000) for the Manhattan Beach Country Club to be used for meetings and customer interfaces while visiting the Company.

5. TERMINATION. The Employee's employment by the Company: (a) shall terminate upon the Employee's death or disability (as defined below); (b) may be terminated by the Company for any reason other than cause or non-performance at any time upon twelve month (12) prior written notice delivered by the Company to Employee; (c) may be terminated by the Company for cause (as defined below) at any time; (d) may be terminated by the Employee, without cause at any time upon one hundred and twenty (120) days' prior written notice delivered by the Employee to the Company; (e) may be

terminated by the Employee for cause (as defined below) at any time upon forty-five (45) days' prior written notice delivered by the Employee to the Company; and (f) may be terminated by the Company for non-performance by the Employee at any time upon one hundred and twenty (120) days' prior written notice delivered by the Company to Employee, and (g) may be terminated by the Employee in the event of change of control (as defined below) at any time upon thirty (30) days' prior written notice delivered by the Employee to the Company.

(a) The term "disability" means the determination under the Company's Long-Term Disability Plan that the Employee is eligible to receive a disability benefit.

(b) The term "cause" in the event of termination of the Employee's employment by the Company means (i) any breach of Sections 7 or 9 of this Agreement by Employee which has a material adverse effect on the Company and which is not or cannot be cured within thirty (30) days after written notice from the Board of Directors of the Company thereof; (ii) commission of any act of fraud, embezzlement or dishonesty by the Employee that is materially and demonstrably injurious to the Company; or (iii) any other intentional misconduct by the Employee adversely affecting the business or affairs of the Company in a material manner. The term "intentional misconduct by the Employee adversely affecting the business or affairs of the Company" shall mean such misconduct that is detrimental to the business or the reputation of the Company, as it is perceived both by the general public and the mobile power industry.

(c) The term "cause" in the event of termination of the Employee's employment by the Employee means (i) the change in job responsibilities of the Employee resulting in the demotion of the Employee from the position of CEO, which demotion is caused something other than would be cause for termination of the Employee's employment by the Company for cause and other than the non-performance of the Employee as defined later herein; or (ii) the removal of the Employee from the Board of Directors of the Company.

(d) The term "non-performance by the Employee" in the event of termination of the Employee's employment by the Company means the determination by a super-majority (equal to or greater than75%) of the members of the Board of Directors of the Company, in their sole and absolute discretion, that the Employee is not performing his duties under this Agreement after the Board of Directors of the Company have delivered to the Employee written notice which specifically identifies the manner in which the Board believes he is not performing his duties and which is not or cannot be cured within 15 days after such written notice is delivered to the Employee.

(e) The term "change of control" means (i) when 50% or more of the common stock of the Company is acquired by a new investor, or (ii) in the event that any one group or individual or a number of groups acting jointly are able to change the current Board of Directors resulting in them having a majority representation on the Board of Directors.

6. CONSEQUENCES OF TERMINATION.

(a) CONSEQUENCES OF TERMINATION ON EMPLOYEE'S DEATH OR DISABILITY. If the Employee's employment is terminated before the termination date of this Agreement, because of the Employee's death or disability, (i) subject to Section 6(g) hereof, this Agreement terminates immediately; (ii) Employee or his legal representative or estate, as the case may be, shall be eligible to exercise any options granted and vested pursuant to Section 2(c) hereof at the time of such death or disability, and any other options granted to the Employee shall be forfeited; (iii) the Company will pay the Employee, or his legal representative or estate, as the case may be, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; and (iv) the Employee's benefits and rights under any Benefit Plan shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

(b) CONSEQUENCES OF TERMINATION BY THE COMPANY FOR ANY REASON OTHER THAN FOR CAUSE OR FOR NON-PERFORMANCE OF EMPLOYEE

(1) If the Employee's employment is terminated by the Company prior to the termination date of this Agreement, for any reason other than for cause or non-performance of Employee, (i) subject to Section 6(g) hereof, this Agreement terminates immediately; (ii) Employee or his legal Representative or estate, as the case may be, shall be eligible to exercise any options granted but not exercised pursuant to Section 2(c) hereof, which options shall be deemed vested as of the date of the Employee's termination of employment regardless of whether or not they are in fact otherwise vested pursuant to Section 2(c) hereof on said date, in accordance with the provisions of Section 2(c) hereof and the option agreement referred to therein; (iii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; (iv) the Company will pay the Employee, within sixty (60) days of such termination, a lump sum severance payment equal to one (1) year's base salary as in effect at the date of employment termination; or the unpaid balance of the annual base salary which would have been payable to Employee through the term of this Agreement, whichever amount shall be greater and (v) the Employee's benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

(2) Any payment pursuant to clause (b)(1)(iv) above (the "Termination Payment"):

a. will be subject to offset for any advances, amount receivable, and loans, including accrued interest, outstanding on the date of the employment termination; and

b. will not be subject to offset on account of any remuneration paid or payable to the Employee for any subsequent employment the Employee may obtain, whether during or after the period during which the Termination Payment is made, and the Employee shall have no obligation whatever to seek any subsequent employment.

c) CONSEQUENCES OF TERMINATION FOR CAUSE BY THE COMPANY. If the Employee's employment is terminated by the Company prior to the termination date of this Agreement, for cause, (i) subject to Section 6(g) hereof this Agreement terminates immediately; (ii) Employee shall not be eligible to exercise and shall forfeit any options granted (whether or not vested) pursuant to Section 2(c) hereof at the time of such employment termination that have not already been exercised by the Employee at the time of such employment termination; (iii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; and(iv) the Employee's benefits and rights under any Benefit Plan shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

(d) CONSEQUENCES OF TERMINATION BY THE EMPLOYEE FOR ANY REASON OTHER THAN FOR CAUSE OR EMPLOYEE'S DEATH OR DISABILITY.

If, upon one hundred and twenty (120) days' prior written notice to the Company by the Employee, the Employee's employment is terminated by the Employee prior to the termination date of this Agreement, for any reason other than for cause or Employee's death or disability, (i) subject to Section 6(g) hereof, this Agreement terminates immediately; (ii) Employee or his legal representative or estate, as the case may be, shall be eligible to exercise any options granted and vested, but not exercised pursuant to Section 2(c) hereof at the time of such employment termination, in accordance with the provisions of Section 2(c) hereof and the option agreement referred to therein, and any other options granted to the Employee shall be forfeited; (iii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; and (iv) the Employee's benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

(e) CONSEQUENCES OF TERMINATION BY THE EMPLOYEE FOR CAUSE.

(1) If, upon forty-five (45) days' prior written notice to the Company by the Employee, the Employee's employment is terminated by the Employee prior to the termination date of this Agreement, for cause (i) subject to Section 6(g) hereof, this Agreement terminates immediately; (ii) Employee or his legal representative or estate, as the case may be, shall be eligible to exercise any options granted and vested pursuant to Section 2(c) hereof at the time of such employment termination, and any other options granted to the Employee shall be forfeited; (iii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; (iv) the Company will pay the Employee, within sixty (60) days of such termination, a lump sum severance payment equal to one (1) year's base salary as in effect at the date of employment termination or the unpaid balance of the annual base salary which would have been payable to Employee through the term of this Agreement, whichever amount shall be more; and (v) the Employee's benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

(2) Any payment pursuant to clause (c)(1)(iv) above (the "Termination Payment"):

(a). will be subject to offset for any advances, amount receivable, and loans, including accrued interest, outstanding on the date of the employment termination; and

(b). will not be subject to offset on account of any remuneration paid or payable to the Employee for any subsequent employment the Employee may obtain, whether during or after the period during which the Termination Payment is made, and the Employee shall have no obligation whatever to seek any subsequent employment.

(f) CONSEQUENCES OF TERMINATION BY THE COMPANY FOR NON-PERFORMANCE BY THE EMPLOYEE. If the Employee's employment is terminated by the Company prior to the termination date of this Agreement, for non-performance by the Employee (i) subject to Section 6(g) hereof, this Agreement terminates immediately; (ii) Employee or his legal representative or estate, as the case may be, shall be eligible to exercise any options granted and vested but not exercised pursuant to Section 2(c) hereof at the time of such employment termination, in accordance with the provisions of Section 2(c) hereof and the option agreement referred to therein, and any other options granted to the Employee shall be forfeited; (iii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; and (iv) the Employee's benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be paid, retained or forfeited in accordance with the terms of

such plan; Provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

(g) CONSEQUENCES OF TERMINATION BY THE EMPLOYEE FOR CHANGE OF CONTROL

(1) If, upon forty-five (45) days' prior written notice to the Company by the Employee, the Employee's employment is terminated by the Employee prior to the termination date of this Agreement, due to change of control (i) subject to Section 6(g) hereof, this Agreement terminates immediately; (ii) Employee or his legal representative or estate, as the case may be, shall be eligible to exercise any options granted but not exercised pursuant to Section 2(c) hereof, which options shall be deemed vested as of the date of the Employee's termination of employment regardless of whether or not they are in fact otherwise vested pursuant to Section 2(c) hereof on said date, in accordance with the provisions of Section 2(c) hereof and the option agreement referred to therein; (iii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; (iv) the Company will pay the Employee, within sixty (60) days of such termination, a lump sum severance payment equal to one (1) year's base salary as in effect at the date of employment termination; or the unpaid balance of the annual base salary which would have been payable to Employee through the term of this Agreement, whichever amount shall be greater and (v) the Employee's benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

(2) Any payment pursuant to clause (c)(1)(iv) above (the "Termination Payment"):

(a). will be subject to offset for any advances, amount receivable, and loans, including accrued interest, outstanding on the date of the employment termination; and

(b). will not be subject to offset on account of any remuneration paid or payable to the Employee for any subsequent employment the Employee may obtain, whether during or after the period during which the Termination Payment is made, and the Employee shall have no obligation whatever to seek any subsequent employment.

(g) PRESERVATION OF CERTAIN PROVISIONS. Notwithstanding any provisions of this Agreement to the contrary, the provisions of Sections 7 through 12 hereof shall survive the expiration or termination of this Agreement as necessary to give full effect to all of the provisions of this Agreement.

7. NON-COMPETITION BY EMPLOYEE. During the term of this Agreement, the Employee shall not, directly or indirectly, either as an Employee, Employer, Consultant, Agent, Principal, Partner, Corporate Officer, Director, Shareholder, Member, Investor or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatever with the business of the Company. For these purposes, the business of the Company is developing, designing, commercializing marketing and selling mobile electric power products including but not limited to generators, alternators, inverters, AuraGens, VIPERs, Hybrid Auxiliary Power Units "APU", electric motors, actuators and customer support and service related to the products (the "Business"). Furthermore, upon the expiration of this Agreement or the termination of this Agreement prior to the term of this Agreement, for any reason, the Employee expressly agrees not to engage or participate, directly or indirectly, either as an Employee, Employer, Consultant, Agent, Principal, Partner, Stockholder, Corporate Officer, Director, Shareholder, Member, Investor or in any other individual or representative capacity, for a period of ten (10) years in any business that is in competition with the Business. The parties agree that the Company has a legitimate interest in protecting the Business and goodwill of the Company and is entitled to protection of its interests in these areas. The parties further agree that the limitations as to time, and scope of activity to be restrained do not impose a greater restraint upon Employee than is necessary to protect the goodwill or other business interest of the Company. The parties further agree that in the event of a violation of this Covenant Not To Compete, that the Company shall be entitled to the recovery of damages from Employee and/or an injunction against Employee for the breach or violation or continued breach or violation of this Covenant. The Employee agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 7 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 7 shall remain in full force and effect. The Employee further agrees that if a court of competent jurisdiction determines that any provision of this Section 7 is invalid or against public policy, the remaining provisions of this Section 7 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

8. EXCEPTIONS TO NON-COMPETITION COVENANTS. Notwithstanding anything herein to the contrary or apparently to the contrary, the following shall not be a violation or breach of the non-competition covenants contained in this Agreement. Employee may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (a) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (b) the Employee does not beneficially own (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of 5% of the outstanding capital stock of such enterprise. Notwithstanding the foregoing, the Employee's relationship with other entities or business interests of Employee shall in no way interfere with or detract from the duties of the Employee to the Company as called for in this Agreement.

9. CONFIDENTIAL INFORMATION. The Employee recognizes and acknowledges that he will have access to certain information (as defined below) and that such information is confidential and constitutes valuable, special and unique property of the Company. The parties agree that the Company has a legitimate interest in protecting the Confidential Information, as defined below. The parties agree that the Company is entitled to protection of its interests in the Confidential Information. The Employee shall not at any time, either during or subsequent to the term of this Agreement, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for an on behalf of the Company, it successors, assigns or nominees, any Confidential Information of the Company (regardless of whether developed by the Employee) without the prior written consent of the Company. Employee acknowledges that the use or disclosure of the Confidential Information to anyone or any third party could cause monetary loss and damages to the Company. The parties further agree that in the event of a violation of this covenant against non-use and non-disclosure of Confidential Information, that the Company shall be entitled to a recovery of damages from Employee and/or an injunction against Employee for the breach or violation or continued breach or violation of this covenant.

The term "Confidential Information" with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, financial and operating information, customers, supplier arrangements, contracts, costs, prices, uses, and applications of products and services, results of investigations, studies or experiments owned or used by such person, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. The Employee shall maintain in confidence any Confidential Information of third parties received as a result of his employment with the Company in accordance with the Company's obligations to such third parties and the policies established by the Company.

10. DELIVERY OF DOCUMENTS UPON TERMINATION. The Employee shall deliver to the Company or its designee at the termination of his employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Employee, solely or jointly with others, that are in the Employee's possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business of the Company. In this regard, the Employee hereby grants and conveys to the Company all right, title and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any reports, records, papers, summaries, photographs, drawings or other documents, and writings, and copies, abstracts or summaries thereof, that may be prepared by the Employee or under his direction or that may come into his possession in any way during

the term of his employment with the Company that relate in any manner to the past, present or anticipated business of the Company.

11. DISPUTES. The Company and Employee agree to the following in regard to any disputes between them arising under any of the provisions of this Agreement other than the provisions of Sections 7 through 10 hereof. Nothing in this Section 11 applies to or governs disputes arising under Sections 7 through 10 of this Agreement.

(a) MEDIATION. The Company and Employee agree to mediate any dispute arising under the applicable provisions of this Agreement. In the event of any such dispute, the parties, within thirty (30) days of a written request for mediation, shall attend, in good faith, a mediation in order to make a good faith reasonable effort to resolve such dispute arising under this Agreement. The parties shall attempt, in good faith, to agree to a mediator. If unable to so agree, the parties, in that event, will move to arbitration as provided in this Agreement and there will be no mediation. If this good faith mediation effort fails to resolve any dispute arising under this Agreement, the Company and Employee agree to arbitrate any dispute arising under this Agreement. This arbitration shall occur only after the mediation process described herein.

(b) ARBITRATION. If a dispute should arise under this Agreement, either party may within thirty (30) days make a demand for arbitration by filing a demand in writing with the other. The Company and Employee agree, that all questions as to rights an obligations arising under the terms of this Agreement are subject to arbitration and the provisions of the California General Arbitration Act shall govern such arbitration.

(c) APPOINTMENT OF ARBITRATORS. The parties to this Agreement may agree on one arbitrator, but in the event that they cannot so agree, there shall be three arbitrators, one named in writing by each of the parties within thirty (30) days after demand for arbitration is made and a third to be chosen by the two so named. The arbitrators among themselves shall appoint presiding arbitrators. Should either party fail to timely join in the appointment of the arbitrators, the arbitrators shall be appointed in accordance with the provisions of California Civil Practice and Remedies.

(d) ARBITRATION AWARD. If there is only one arbitrator, his or her decision shall be binding and conclusive. The submission of a dispute to the arbitrators and the rendering of their decision shall be a condition precedent to any right of legal action on the dispute. Any court having jurisdiction may render a judgment confirming the award of the arbitrators; or the court may vacate, modify, or correct the award in accordance with the provisions of the California General Arbitration Act.

(e) COSTS OF ARBITRATION. The costs and expenses of arbitration, including the fees of the arbitrators but excluding any attorneys' fees, shall be advanced by the Company, but will ultimately be borne by the losing party or in such proportions as the arbitrators shall determine.

(h) CONDUCT OF ARBITRATION. Any arbitration brought under the terms of this Agreement shall be conducted in the following manner:

(1) Time Limitations. The parties agree that the following time limitations shall govern the arbitration proceedings conducted under the terms of this Agreement:

(a) Any demand for arbitration must be filed within thirty (30) days of the date the mediation is deemed unsuccessful, or thirty (30) days after the date of the written request for mediation, whichever is later.

(b) Each party must select an arbitrator within thirty (30 days of receipt of notice that an arbitration proceeding has commenced. In the event that no such selection is made, the arbitrator selected by the other party may conduct the arbitration proceeding without selecting any other arbitrator.

(c) The hearing must be held within sixty (60) days of the date on which the third arbitrator is selected.

(d) Hearing briefs must be submitted no later than ten (10) days after the hearing.

(e) The arbitration award must be made within thirty (30) days of the receipt of hearing briefs.

(2) Discovery in Arbitration Proceedings. The parties agree that discovery may be conducted in the course of the arbitration proceeding in accordance with the following provisions:

(a) Each party may notice no more than three (3) depositions in total, including both witnesses adherent to the adverse party and third-party witnesses.

(b) Each party may serve no more than twenty-five (25 requests for admission on the other party. No requests may be served within ten (10) days of the date of hearing, unless the parties otherwise stipulate. All requests for admission shall be responded to within ten (10) days of service of the requests, unless the parties otherwise stipulate.

(c) Each party may serve no more than fifty (50) interrogatories on the other party. No interrogatory shall contain subparts, or concern more than one topic or subject of inquiry. Interrogatories may not be phrased so as to circumvent the effect of this clause. No interrogatories may be served within ten (10) days of the date of hearing, unless the parties otherwise stipulate. All interrogatories shall be responded to within ten (10) days of service of the interrogatories, unless the parties otherwise stipulate.

(d) Each party may serve no more than ten (10) requests for production of documents on the other party. No request for production of documents shall contain

subparts, or seek more than one type of document. Requests for production of documents may not be phrased so as to circumvent the effect of this clause. Unless the parties otherwise stipulate, requests for production of documents may not be serve within ten (10) day of the date of hearing, and all requests for production of documents shall be responded to within ten (10) days of service of the requests.

12. NOTICE. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly made or given when hand delivered, one (1) business day after being transmitted by fax (confirmed by mail) or sent by overnight courier against receipt, or five (5) days after being mailed by registered or certified mail, postage prepaid, return receipt requested, to the party to whom such communication is given at the address set forth below, which address may be changed by notice given in accordance with this Section:

If to the Company:

Aura Systems Inc.
2330 Utah Avenue
El Segundo, California
Attn: Dr. Maurice Zeitlin,
Chairman of the Compensation Committee
Aura's Board of directors

With Copy to:

____
____
____
____

If to the Employee:

Melvin Gagerman
4930 Andason Ave
Encino, California 91316

With Copy to:

____
____
____
____

13. MISCELLANEOUS.

(a) SEVERABILITY. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

(b) INVALID PROVISIONS. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(c) ENTIRE AGREEMENT. This Agreement and the Exhibits attached hereto represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings, express or implied, between the Employee and the Company with respect to the subject matter hereof.

(d) SECTION HEADINGS FOR CONVENIENCE ONLY. The section headings herein are for the purpose of convenience only and are not intended to define or limit the contents of any section.

(e) EXECUTION IN COUNTERPARTS. The parties may sign this Agreement in counterparts, all of which shall be considered one and the same instrument.

(f) GOVERNING LAW AND PERFORMANCE. This Agreement shall be governed by the laws of the State of California and shall be deemed to be executed in and performance called for in Los Angeles County, California, or at the Company's sole option, by the laws of the state or states where this Agreement may be at issue in any litigation involving the Company.

DATED this 4th day of January of 2007.

COMPANY

Aura Systems Inc.

By:

Name: Dr. Maurice Zeitlin
Title: Director, by authority of the Board of Directors

EMPLOYEE

Melvin Gagerman

APPENDIX "A"

MILESTONES FOR FISCAL YEAR 2007

This Bonus schedule only applies in the event that the Company has raised a minimum of $3.5 million in new equity and debt from the time of the contract until the time that the fiscal 2007-year bonus payment is due to be paid.

1.	Developing a business plan	20 points
2.	Organizing and hiring a sales force	25 points
3.	Developing a website and company brochure	10 points
4.	Start the development of an 8 inch AuraGen	5 points
5.	Start the development of a new ECU with global power capability	10 points
6.	Completing all outstanding audits and filing all Required documents to be current with the SEC	10 points
7.	Set up a quality assurance program	5 points
8.	Financially stabilizing the company	15 points

MILESTONES FOR FISCAL 2008

1.	Set up a technology development program	10 points
2.	Timely Filing with the SEC	5 points
3.	Establishing an IR program	10 points
4.	Achieving neutral cash flow	50 points
5.	Completing the 8 inch AuraGen	5 points
6.	Completing and testing of new ECU	5 points
7.	Establish a license with a motor company	10 points
8.	Completion of set up of a functional facility	5 points

MILESTONES FOR FISCAL 2009

1.	Operation at positive cash flow	25 points
2.	Minimum profit of $0.25 per fully diluted share	60 points
3.	An effective IP program in place	15 points

APPENDIX "B"

CASHLESS EXERCISE FORMULA

$$X = \frac{Y*(MP-EP)}{MP}$$

Where
*=multiplication
X= number of shares to be issued
Y= number of Warrants or Options being exercised.
MP=Market Price of the Stock on the day of exercise
EP=Exercise price of the Warrants/options